Exhibit 99.2

CORPORATE PARTICIPANTS

Fredrik Wiklund Celladon Corporation - VP, Corporate Development & IR

Krisztina Zsebo Celladon Corporation - CEO

Paul Cleveland Celladon Corporation - President & CFO

CONFERENCE CALL PARTICIPANTS

Andy Washkowitz Stifel - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to Celladon Second Quarter 2014 Earnings Call. At this time, all participants are in a listen-only mode. (Operator Instructions) As a reminder, this conference is being recorded.

I would like to now introduce your host for today’s conference, Vice President of Investor Relations and Corporate Development, Fredrik Wiklund. You may begin.

Fredrik Wiklund - Celladon Corporation - VP, Corporate Development & IR

Good morning and welcome to Celladon second quarter 2014 conference call. This is Fred Wiklund, Vice President of Investor Relations and Corporate Development of Celladon Corporation.

You can listen to our live webcast or a replay of this call by going to the Investors section of our website celladon.com.

The agenda for today’s call is as follows. First, Dr. Krisztina Zsebo, our CEO, will provide a Company summary and discuss recent corporate highlights and updates. Paul Cleveland, our President and CFO, will then review the Company’s financial results. Then [they’ll close the] remarks and open up the call for Q&A.

I’d also like to bring to your attention that this morning we issued a press release announcing that we have commenced an equity offering process of Celladon common stock. We are limited in our communications on the subject per SEC regulations. Therefore, we will not be in a position this morning to comment on the proposed offering.

Finally, before we begin this morning, I’d like to remind everyone that statements made during this call regarding matters that are not historical facts are forward-looking statements in the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, performance and achievements to differ materially from those expressed or implied with the statement. Please see the forward-looking statements disclaimer on the Company’s press release issued today as well as the risk factor section in our Form 10-Qs filed with the SEC.

In addition, any forward-looking statements represent our views only as of the date such statements are made and Celladon specifically disclaims any obligation to update such statements to reflect future information, events or circumstances.

Paul Cleveland - Celladon Corporation - President & CFO

I’ll now discuss Celladon’s financial results for the second quarter which are also included in this morning’s press release and are available, along with additional information, in our Form 10-Q which has been filed with the SEC.

For the three months ended June 30, 2014, Celladon reported a consolidated net loss of $7 million compared to a consolidated net loss of $4.9 million for the second quarter of 2013.

Research and development expenses were $5 million in the second quarter of 2014 compared to $4.2 million in the second quarter of 2013. This increase was primarily due to manufacturing activities for clinical supply of MYDICAR and increased headcount to support our MYDICAR development.

General and administrative expenses were $2.0 million in the second quarter of 2014 compared to $0.8 million in the second quarter of 2013. The increase was largely due to an increase in headcount and another incremental expenses associated with being a public company.

AUGUST 07, 2014 / 12:30PM GMT, CLDN - Q2 2014 Celladon Corp Earnings Call

As of June 30, 2014, Celladon had cash, cash equivalents and marketable securities of $51.2 million. We recently entered into a credit facility with Hercules Technology Growth Capital, which provides us with up to $25 million of loans. We drew a first tranche of $10 million at the closing of this transaction and a second tranche of $15 million may be drawn upon meeting certain conditions post the CUPID 2 data release in April of 2015. Importantly, there were no warrants for financial covenants associated with this loan. This credit facility with Hercules will provide additional funding in support of our rapidly advancing pipeline, and I believe that also represents a vote of confidence in our company by Hercules. The cash number of $51.2 million does not include the first $10 million tranche from this facility which was incurred after June 30.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program. You may now disconnect.

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